                                EXHIBIT D.(XVIII)
                             AMENDMENT NUMBER 17 TO
                         INVESTMENT MANAGEMENT AGREEMENT

                            Effective March 30, 2007

     The Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), is hereby further amended as follows, in order to reflect a reduction in management fees for The Hartford Focus Fund:

     In Section 7 of the Agreement, the fee schedule for The Hartford Focus Fund is restated as follows:

                         ANNUAL
NET ASSET VALUE           RATE
---------------          ------
First $500 million       0.850%
Next $500 million        0.800%
Amount Over $1 billion   0.750%

HARTFORD INVESTMENT FINANCIAL           THE HARTFORD MUTUAL FUNDS, INC.
SERVICES, LLC


By: /s/ John C. Walters                 By: /s/ Robert Arena
    ---------------------------------       ------------------------------------
    John C. Walters                         Robert Arena
    Executive Vice President                Vice President

HMF, Inc.